Exhibit 99

April 18, 2011

Dear Shareholder

Our preliminary estimate of the company’s earnings for the first quarter 2011 is $753,000 or $.10 per share. This compares to $36,000 for the first quarter of 2010. It is also an improvement over the net income of $348,000 during the fourth quarter 2010.

The provision for the loan loss reserve was $3,000,000 for the first quarter 2011. This compares to $3,740,000 for the first quarter 2010. We are hopeful that this positive trend continues. While unemployment remains historically high, it has improved from a year ago. We continue to see a number of manufacturing and farm customers enjoy very nice improvements in their businesses this year. We expect, however, that businesses related to construction, development, and housing will remain sluggish in our markets.

We continue to be pleased with the core earnings of the company, due primarily to our net interest margin. Comparisons received for December 31, 2010 indicate that our margin was 4.07%, while the average margin of our peers was 3.70%. In 2011, our margin may come under pressure as businesses and consumers continue to save money and pay down debt. Although more cash savings and less debt are good for individual businesses and consumers, the reduced loan demand makes it more difficult for financial institutions to find opportunities to put these dollars to work. This causes greater competition between institutions for good lending opportunities.

Recognizing signs of economic improvement in Ohio and attempting to find additional loan opportunities, we have added experienced commercial lending and development staff. Throughout 2011, we will continue to emphasize and focus resources on developing new business in our markets.

Increased regulatory capital requirements, the cost of new consumer regulations, rising oil costs, and possible interest rate increases and accompanying inflation will all be challenges that we must navigate during the next several quarters. Still, relative to the challenges faced by community banks over the last three years, we are optimistic.

After hearing reported profits, I am sure that you wonder about the possibility of dividends. We are pleased with the progress that we have made, as demonstrated by our back-to-back profitable quarters. However, management and the board feel that the prudent course is to look for continuing and consistent improvement in quarterly earnings before giving consideration to resuming dividends. Please remember that those considerations will need to balance the use of our earnings among capital, dividends and growth.

Very truly yours,

James O. Miller
President & C.E.O.

Cautionary Statement Regarding Forward-Looking Information
Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.